Exhibit 32
Section 1350 Certifications
     The undersigned hereby certifies that the quarterly report on Form 10-Q of PAHC Holdings Corporation (the “Registrant”) for the quarter ended September 30, 2005, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: November 14, 2005	/s/ Gerald K. Carlson

Gerald K. Carlson
Chief Executive Officer
(Principal Executive Officer)

Date: November 14, 2005	/s/ Richard G. Johnson

Richard G. Johnson
Chief Financial Officer
(Principal Financial Officer)